  Exhibit 10.178

AMENDED AND RESTATED
AIRCRAFT LEASE AGREEMENT

This Amended and Restated Aircraft Lease Agreement (“Agreement”) is made effective as of February 25, 2005 (“Effective Date”), between GCI Communication Corp., an Alaska corporation (“GCI” and “Lessee”) and 560 Company, Inc., an Alaska corporation (“Lessor”).

WHEREAS, effective as of January 1, 2001, GCI and Lessor entered into an Aircraft Lease Agreement ("Lease") regarding the following-described aircraft ("Citation"):
Make/model:                                          Cessna Citation V (C560)
Registration:                                           N560ER
Serial No.:                                              560-0003
Engines:                                                Pratt & Whitney JT15D-5A
Serial No.:                                             Left 108003  Right 108535

WHEREAS, the Lease was amended by GCI and Lessor by that First Amendment to Aircraft Lease Agreement effective as of February 8, 2002 ("First Amendment");

WHEREAS, 560 Company, Inc. is the Lessor and owner of a newly acquired aircraft, together with all equipment and accessories attached thereto or used in connection therewith (collectively, “Astra”):

Make/model:	1997 Israel Aircraft Industries Astra SPX
Registration:	N89HS
Serial no.:	89
Engines:	Garrett Ai Research Jet Engine, Model No. TFE-731-40R-200G
Serial no.:	P113126 + P113125

WHEREAS, the parties desire to amend the Lease with this second amendment and restatement, to add the Astra to the existing Lease;

WHEREAS, Lessee desires to use the Citation and the Astra (collectively, "Aircraft"), and Lessor is willing to allow Lessee to use the Aircraft, for the terms and purposes, and on the terms and conditions, set forth in this Agreement;

Now, therefore, Lessor and Lessee agree as follows:

1.
Location and Use of Aircraft.  The Aircraft shall be under the control of Lessee as of the Effective Date.  Lessor hereby grants to Lessee the right to use the Aircraft on the terms and conditions set forth in this Agreement.

2.
Term.  The initial term of this Agreement shall be for thirty (30) days and shall commence on the Effective Date.  The lease shall automatically continue on a month to month basis unless terminated pursuant to any provision of this Agreement.  Either Lessee or Lessor may terminate this Agreement upon one hundred twenty (120) days’ written notice as set forth in Section 17, and as follows: If GCI elects to terminate this Agreement, Lessor may within five (5) business days of the date of such notice provide GCI with written notice of Lessor’s intent to put the Astra up for sale.  Then, this Agreement shall terminate upon the earlier of (i) the later sale date of both Aircraft, or (ii) one hundred and twenty (120) days from the date of GCI’s termination notice.  If the Agreement is not terminated within ninety (90) days from the date of GCI’s termination notice, then Lessor shall rebate any rental payment for the period after the ninetieth (90) day until the date of the lease termination to GCI on the same date and in addition to the deposit described in Section 3(C).  Additionally, Lessor shall rebate to GCI all costs GCI incurs hereunder beginning on the ninety-first (91st) day after the termination notice.  If Lessor fails to give notice of its intent to sell the Aircraft within such five (5) business days, then this Agreement shall terminate ninety (90) days from the date of GCI’s written notice of its intent to terminate.

3.         Payments to Lessor.

A.
GCI shall pay rent to Lessor at the rate of (a) US $50,000.00 per month on the Citation and (b) US $75,000.00 per month on the Astra, "dry" plus sales/use tax if applicable, without demand, offset, deduction or counterclaim.  Payments of each month’s rental shall be made on or before the first  (1st) day of each month, in advance.  The monthly rental payment for the first and last month shall be prorated on an actual day's basis, and any unused funds after a proper termination shall be refunded to Lessee in full except as otherwise provided herein.

B.
In addition to the monthly payment, GCI previously granted to Lessor an option to purchase two hundred fifty thousand (250,000) shares of General Communication, Inc., Class A Common Stock, no par value, at six and 50/100 dollars ($6.50) per share, in the form set forth as Exhibit A hereto.  Lessor may sell to GCI the Stock arising from such option, so long as all proceeds from any such sale are used first to retire the Deposit (defined in Section 3C below).  Alternatively, if Lessor desires not to exercise the option, Lessor may surrender the right to purchase all or a portion of the Stock subject to the option agreement to GCI, whereupon the “in the money” value (calculated by reference to the closing price of the GCI Class A common stock on the day immediately preceding the surrender) of the underlying option Stock surrendered shall be applied first toward repayment of the Deposit, with any remainder paid in cash to 560 Company.  Any such sales of Stock, or such application of the “in the money” value of the Stock, to GCI shall be subject to all the covenants and limitations set forth in GCI and its affiliates’ debt and preferred stock instruments, both those currently outstanding and any and all subsequently executed.  If GCI (or its affiliates) is unable to obtain a waiver of any covenant or restriction that would prohibit such a Stock repurchase, then GCI’s obligation to complete such a repurchase shall be waived unless and until such time as a repurchase is permissible.

C.
In addition to the above payments, GCI previously provided Lessor with a one million five hundred thousand dollar ($1,500,000.00) deposit for the Aircraft’s usage hereunder (“Deposit”).  Lessor may utilize the Deposit for its general working capital needs.  Upon the earlier of (i) six (6) months after the Agreement terminates, or (ii) nine (9) months after the date of the termination notice, Lessor shall repay the Deposit to GCI, without interest (except as set forth in Section 14), and in addition to any rental rebate amount owing under Section 2.

4.	Use.

A.
Lessee shall, at its sole expense, provide all crewmembers required for operation of the Aircraft during the term of this Agreement, except as set forth in Section 4(E).  All crewmembers must be qualified to Lessee's insurance company's standards to fly the Aircraft.

B.
Lessee shall pay all expenses in preparation for any GCI-usage flight and in connection with GCI flights, including but not limited to expenses for fuel, crew quarters, landing fees, imposts, duties, fines, meals, all other out-of-pocket crew expenses, and the cost of any special equipment required for Lessee's business, except as set forth in Section 4(E).

C.	Lessee shall, at its sole expense, provide hangar storage and line service for the Aircraft in Anchorage, Alaska. Lessee shall also pay all maintenance costs for the Aircraft during the term hereof.

D.	The Aircrafts' base when not in use shall be Anchorage, Alaska.

E.
The Aircraft are for Lessee’s use, and Lessee has first priority use of the Aircraft.  However, GCI agrees that as additional consideration for this Lease, if GCI does not then need all or a portion of the Aircraft for its business purposes, Lessor has a secondary right of use in (a) any empty seats on any GCI flights, and (b) the entire Aircraft(s) when GCI does not require such Aircrafts' use.  Lessor’s use of any empty seats on a GCI flight shall be in partial consideration for this Agreement.  Lessor’s right to use the entire Aircraft(s) is subject to Lessor’s obligation to timely reimburse GCI for all incremental costs incurred as a result of Lessor’s usage, i.e. the variable costs of fuel, landing fees and the daily expenses of the pilots.   Regardless of any such usage, as set forth in Section 7, GCI remains obligated to pay all the fixed costs of the Aircraft, e.g. fixed and regular maintenance, insurance, pilots’ salaries, etc.  The Aircraft cannot be subleased, chartered or used by any other person or entity.  Lessor covenants and warrants to GCI that it shall only utilize the Aircraft for its principal’s business and personal purposes, and no other party than the sole individual owner of Lessor shall make payments to Lessor for the utilization of the Aircraft.

5.
Major Damage.  If the Aircraft suffer any major damage or loss of a type required to be reported to the FAA or recorded in the Aircrafts' logbooks under FAA regulations governing the Aircrafts' use, and subsequently shall have been returned to service, Lessor and Lessee shall upon delivery of the Aircraft to Lessor under Section 9 below, determine the amount of loss in value, if any, suffered by the Aircraft due to such damage or loss.  Lessor and Lessee shall determine such amount by requesting bids for the purchase of the Aircraft from three (3) dealers in such aircraft, qualified to render such and not affiliated with Lessor and Lessee.  Lessor and Lessee shall each select one (1) dealer, and the two dealers shall select the third dealer.  Each dealer shall render one (1) bid based upon a description of the Aircraft assuming no damage history, and a second (2nd) bid based on the Aircraft’s actual condition.  The difference between the average of all bids received for the Aircraft assuming no damage history, and the average of all bids received for the Aircraft including the actual damage history, together with interest thereon from the period between the end of the term of this Agreement until the date of payment, at a rate equal to one (1) percentage point in excess of the prime rate announced from time to time by Wells Fargo Bank, shall be paid by Lessee to Lessor in the form of a lump sum payment within ten (10) days after the last of the three (3) dealers renders its bid.

6.
Lessor's Inspection.  Lessor or its authorized representatives may at all reasonable times inspect the Aircraft and Lessee’s books and records relating to the Aircraft, provided such Aircraft is not scheduled for use at the time requested for inspection.  Lessor's inspection will not interfere with Lessee's normal business operation.

7.         Maintenance and Repairs; Modifications and Improvements.

A.
During the term of this Agreement, Lessee shall, at its sole expense, maintain the Aircraft in good operating and airworthy condition, perform any periodic inspections or service for the Aircraft recommended by the manufacturers' maintenance manual or service bulletins or required by law, repair any uninsured damage to the Aircraft as a result of Lessee’s use thereof, and maintain the Astra on the MSP Gold program for its engines.  Lessor shall be responsible for any uninsured damage to the Aircraft as a result of its exclusive use thereof.  Prior to repairing any damage to the Aircraft, Lessee will notify Lessor of such damage and obtain written approval of the repairs.  The performance of all maintenance and repair work shall be by or under the supervision of properly qualified and trained personnel and in compliance with FAA or other governmental requirements.

B.
Should any engine of the Aircraft become due for a hot section inspection or major overhaul during the term of this Agreement, Lessee shall, at its sole expense, perform such inspection or overhaul in accordance with the manufacturer’s recommended procedures.

C.
GCI, with Lessor’s consent, may add equipment to or modify the Aircraft at its expense during the term hereof.  At the termination of the Lease, GCI may, at its election and expense, either (i) remove such equipment or modifications and return it to its original and unmodified condition, or (ii) abandon such modifications and improvements to Lessor.

8.	Insurance.

A.
Lessee shall maintain, at Lessee's expense, during the term of this Agreement all risk aircraft physical damage (ground and flight hull) insurance on (a) the Astra in the amount of seven million five hundred thousand US Dollars ($7,500,000.00) and (b) the Citation in the amount of four million five hundred thousand US Dollars ($4,500,000.00).  Lessor and the Wells Fargo Bank shall be additional insureds.  The hull insurance shall contain a breach of warranty clause and loss payee in favor of Lessor in case Lessee breaches any obligation under the insurance contract.

B.
Lessee shall maintain, at Lessee's expense, during the term of this Agreement aircraft liability insurance, including bodily injury to passengers, in the amount of at least one hundred million US Dollars ($100,000,000.00).  Lessor and the Wells Fargo Bank shall be additional insureds.  Assuming such coverage is available under reasonable financial terms, the liability insurance shall contain a breach of warranty clause and loss payee in favor of Lessor in case Lessee breaches any obligation under the insurance contract.

C.
Lessor and Lessee each hereby waive any and all rights of recovery against the other, or against the owners, officers, servants, employees, agents and representatives of the other, for loss or damage of such waiving party or its property, or the property of others under its control, where such loss or damage is insured against under any insurance policy in force at the time of such loss or damage as required hereunder.

D.
In the event that GCI is unable to or elects not to purchase the insurance coverage specified in this Section 8, GCI hereby agrees to indemnify Lessor for any difference between the amount of insurance actually acquired and the amount of insurance required by this Agreement.

9.	Return of Aircraft.

A.
Upon the termination of this Agreement, Lessee shall, at its sole expense, return the Aircraft forthwith to Lessor by delivering the Aircraft to Lessor at Anchorage, Alaska, or at another agreed location.  The Aircraft shall be returned in the same condition as when delivered to Lessee hereunder, ordinary wear and tear excepted, no open or deferred maintenance items, in airworthy condition, and free and clear of all liens, encumbrances or rights of others whatsoever caused by Lessee.

B.
Not less than three (3) days prior to the expiration or earlier termination of the Agreement, Lessee shall make the Aircraft available to Lessor at Anchorage, Alaska, or such other location as agreed to pursuant to Section 9(A), for the purpose of permitting Lessor, at Lessor's sole cost, to make an inspection of the Aircraft.  In connection with such inspection, Lessor shall, at Lessee's expense, be entitled to an acceptance flight check of not more than one (1) hour's duration. Lessor shall at Lessor's expense be entitled to correct and repair any condition of the Aircraft discovered on such inspection or flight check which causes the Aircraft not to be in the condition prescribed above or not airworthy; and Lessee shall reimburse Lessor upon demand for the cost of any such repairs.  If any corrections or repairs are necessary, the terms of the Agreement shall be extended for the period required to enable Lessee to make such corrections or repairs and to return the Aircraft in accordance with the terms of Section 9.

C.	During any extended term referred to in this Section 9, rent shall be paid by Lessee to Lessor until the date of actual return at the rate specified in Section 3(A) above.

10.
Taxes.  Lessee shall pay, and indemnify and hold Lessor harmless from, all license and registration fees and all sales, use, operational, personal property, and other taxes, levies, duties, charges or withholdings of any nature (together with any penalties, fines or interest thereon and reasonable attorneys’ fees) imposed upon Lessor by any federal, state or local government or taxing authority upon or with respect to the use or operation of the Aircraft hereunder, upon the rentals, receipts, or earnings arising there from, or with respect to this Agreement (other than taxes on, or measured by, the net income of Lessor).  The obligations of Lessee under this Section shall survive the termination of this Agreement.  Lessee shall only be liable for the prorated portion of any taxes or fees not collected during the term of this Agreement.

11.
Liens, Encumbrances and Rights of Others.  Lessee will not directly or indirectly create, incur, or permit any mortgage, pledge, lien attachment, charge, encumbrance or right of others whatsoever on or with respect to the Aircraft, title thereto or any interest therein, other than that arising because of a debt or other obligation of the Lessor.  Lessee will promptly, at Lessee's sole expense, cause any such mortgage, pledge, lien, attachment, charge, encumbrance or right of another which may arise at any time to be duly discharged, dismissed and removed as soon as possible, but in any event within ten (10) days after the existence of the same shall have first become known to Lessee.

12.
DISCLAIMER OF WARRANTIES.  LESSEE ACKNOWLEDGE THAT LESSOR HAS NOT MADE ANY REPRESENTATIONS OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITION, AIRWORTHINESS, MERCHANTABILITY, DESIGN, OPERATION, OR FITNESS FOR USE OR A PARTICULAR PURPOSE OF THE AIRCRAFT, AGAINST INTERFERENCE BY OTHERS (OTHER THAN THAT ARISING BECAUSE OF A DEBT OR OTHER OBLIGATION OF THE LESSOR), OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT.  LESSOR WARRANTS THAT IT HAS GOOD TITLE TO THE AIRCRAFT AND THAT IT IS FREE AND CLEAR OF LIENS AND ENCUMBRANCES EXCEPT THOSE CREATED BY LESSOR.

13.
Indemnity.  Lessee hereby assumes liability for, and shall indemnify, protect, save and keep harmless Lessor, its shareholders, officers, directors, employees and agents, from and against, and to pay Lessor promptly upon demand the amount of, any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements, including reasonable legal expense, of whatsoever kind and nature, imposed on, incurred by or asserted against Lessor in any way relating to or arising out of this Agreement or the possession, use or operation of the Aircraft by Lessee.  Lessor hereby assumes liability for, and shall indemnify, protect, save and keep harmless GCI, its shareholders, officers, directors, employees and agents, from and against, and to pay GCI promptly upon demand the amount of, any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements, including reasonable legal expense, of whatsoever kind and nature, imposed on, incurred by or asserted against GCI in any way relating to or arising out of this Agreement or the possession, use or operation of the Aircraft by Lessor. The indemnities contained in this Section 13 shall continue in full force and effect, not withstanding the expiration or other termination of this Agreement.

14.
Default.  The following shall constitute Events of Default hereunder: a) Lessee or Lessor shall fail to make any payment due to the other party within five (5) days after the same shall become due; b) Lessor or Lessee shall fail to perform or observe any other material covenant, condition or agreement to be performed or observed by it hereunder, and such failure shall continue unremedied for a period of twenty (20) days after written notice thereof by Lessor or Lessee; c) Lessee or Lessor shall become insolvent or bankrupt, or make an assignment for the benefit for creditors or consent to the appointment of a trustee or receiver; or a trustee or receiver shall be appointed for such party; or bankruptcy, reorganization or insolvency proceedings shall be instituted by or against Lessee or Lessor, and, if instituted against a party hereto, shall not be dismissed for a period of thirty (30) days.  Interest shall accrue for any payment not made when due hereunder at ten and one-half (10.5%) percent per annum, beginning on the first day such payment is late.

15.	Remedies. Upon the occurrence of any Event of Default, Lessor or Lessee may, at its option, and at any time thereafter, do one or more of the following:

A.
Require the defaulting party, upon the written demand of the non-defaulting party and at non-defaulting party's expense, to terminate this Agreement.  If this Agreement is terminated because of a default, Lessee will promptly return the Aircraft to Lessor at the location, in the condition, and otherwise in accordance with all of the terms, specified in Section 9 of this Agreement.

B.
Exercise any other right or remedy which may be available to it at law or in equity.  In addition, the defaulting party shall reimburse the non-defaulting party upon demand for all legal fees, other costs and expenses incurred by reason of the occurrence of any Event of Default, or the exercise of the non-defaulting party's remedies with respect thereto, including all costs and expenses incurred in connection with the return of the Aircraft in accordance with the terms of Section 9 hereof or in placing such Aircraft in the condition required by Section 9.  No remedy referred to in this Section 15 is intended to be exclusive, but each shall be cumulative in addition to any remedy referred to above or available to the non-defaulting party at law or in equity; and the exercise or beginning of exercise by the non-defaulting party of any one or more of such remedies shall not preclude the simultaneous or later exercise by the non-defaulting party of any or all such other remedies.

16.
Assignment.  Lessee shall not, without the prior written consent of Lessor (which may be withheld by Lessor in its absolute discretion) assign any of its rights hereunder or permit the Aircraft to be operated or used by, or in the possession of, any party other than Lessee, except that GCI may assign its contract rights hereunder for security purposes only to its lenders.

17.
Notices.  All notices, demands and requests contemplated by this Agreement shall be deemed to have been delivered and received if served personally, or sent by United States registered or certified mail, postage prepaid, return receipt requested, or by courier service, addressed to the addresses set forth below or such other addresses as either party may designate by notice to the other:

If to Lessor:	560 Company, Inc.
Attention: Ronald Duncan, President
2550 Denali Street, Suite 1000
Anchorage, Alaska 99503

If to Lessee:	GCI Communication Corp.
Attention: Chief Financial Officer
2550 Denali Street, Suite 1000
Anchorage, Alaska 99503

Any such notice shall be deemed delivered and received upon such specified delivery at the time of attempted delivery shown on such return or courier receipt.  Any notice hereunder shall also be sent to:Wells Fargo Bank, N.A.
Commercial Banking Group
C/o Chris Clifford, Vice President
MAC K3212-023
301 West Northern Lights Boulevard
Anchorage, AK 99503

18.
Attorneys’ Fees.  In the event of any litigation or arbitration between the parties with respect to this Agreement, the prevailing party shall recover from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party, all of which shall be included in and as a part of the judgment or award rendered in such litigation or arbitration.  The term "prevailing party" shall mean the party which achieves substantially the relief sought, whether by judgment, order, settlement, or otherwise.

19.	Further Instruments. Each party shall from time to time execute and deliver such further instruments as the other party may reasonably request to effectuate the intent of this Agreement.

20.
Execution and Counterparts.  This Agreement may be executed and delivered in counterparts and by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same instrument.

21.
Non-Waiver of Rights and Breaches.   No failure or delay of either party in the exercise of any right given to such party by this Agreement shall constitute a waiver thereof, unless the time specified herein for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise of that, or any other, right.  The waiver by a party hereto of any default of the other party shall not be deemed to be a waiver of any subsequent default or other default of that party.

22.
Entire Agreement; Modification.  This Agreement, as amended and restated, constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings and representations of the parties with respect to the subject matter hereof.  This Agreement may not be modified, amended or supplemented or otherwise changed except in writing, executed by each party.

23.	No Agency or Partnership. Nothing in this Agreement shall be deemed to make either Lessor or Lessee an agent, partner or joint venturer of the other.

24.
Lessee Citizenship.  Lessee hereby represents and warrants to Lessor that Lessee is a citizen or permanent resident of the United States within the meaning of Title 14, Section 375.36 of the Code of Federal Regulations.

25.
Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive law, but not the law regarding conflicts or choice of law, of the State of Alaska, with venue at Anchorage, Alaska.

26.	Counterpart Signatures. This Agreement can be signed in multiple counterparts, the compilation of which shall be considered as one document.

27.           TRUTH IN LEASING (See Federal Aviation Regulation (FAR) 91.23).

A.  UPON INFORMATION AND BELIEF, FOR THE TWELVE (12) MONTHS PRECEDING THE DATE OF THIS AGREEMENT, THE AIRCRAFT LEASED HEREUNDER HAVE BEEN MAINTAINED AND INSPECTED IN ACCORDANCE WITH FEDERAL AVIATION REGULATION PART 91.1.

B.  THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER PART 91 FOR OPERATIONS UNDER THIS AGREEMENT, AND LESSEE CERTIFIES THAT IT IS RESPONSIBLE FOR THE AIRCRAFTS' STATUS OF COMPLIANCE WITH APPLICABLE MAINTENANCE AND INSPECTION REQUIREMENTS AS SET FORTH UNDER THE REQUIRED FAA REGULATIONS APPLICABLE TO OPERATOR'S USE AND OPERATION OF THE AIRCRAFT.  IN ADDITION, LESSEE AGREES TO PROVIDE LESSOR WITH WRITTEN INSPECTION REPORTS FOR INSPECTIONS ACCOMPLISHED UNDER SAID PROGRAM.

C.  LESSEE IS SOLELY RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT, AND CERTIFIES THAT IT WILL COMPLY WITH ALL REGULATIONS ISSUED DURING THE TERM OF THIS AGREEMENT.  LESSEE IS HEREBY ADVISED THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FAA REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE, OR AIR CARRIER DISTRICT OFFICE.

D.  LESSEE AGREES TO KEEP A COPY OF THIS AGREEMENT IN EACH AIRCRAFT AT ALL TIMES DURING THE TERM OF THIS AGREEMENT.

27.           Sale of the Citation.  GCI and Lessee agree that GCI's lease of the Citation, and GCI's obligations hereunder relating to the Citation (other than the indemnity provisions of Section 13), shall terminate on the earlier of (a) ninety (90) days from the Effective Date, or (b) Lessor's sale of the Citation.

In witness whereof, Lessor and Lessee have caused this Agreement to be duly executed by their respective officers as of the Effective Date.

560 Company, Inc.

By:       /s/ Ronald A. Duncan
Ronald A. Duncan, President

GCI Communication Corp.

By:       /s/ John M. Lowber
John M. Lowber
Senior Vice President,
Chief Financial Officer and Treasurer